Exhibit 5.14

April 29, 2019

Seabridge Gold Inc.
British Columbia Securities Commission
Ontario Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
The Office of the Yukon Superintendent of Securities
Toronto Stock Exchange
United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Reference is made to the Company’s Short Form Base Shelf Prospectus (Final) dated April 29, 2019 and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10/A (the “Registration Statement”).

We hereby consent to: (i) being named in the Prospectus and the Registration Statement; and (ii) the Company’s use and reference in the Prospectus and the Registration Statement to our opinions relating to the disclosure in the Prospectus and the Registration Statement (the “Opinions”).

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in them that are: (i) derived from the Opinions; or (ii) within our knowledge as a result of the services performed by us in connection with the Opinions.

Yours truly,

“DuMOULIN BLACK LLP”

DuMOULIN BLACK LLP